Contacts:	Exhibit 99.1 Dolph Baker, President and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS, INC. REPORTS SECOND QUARTER FISCAL 2012 RESULTS

JACKSON, Miss. (December 27, 2011) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for the second quarter and six months ended November 26, 2011.

Net sales for the second quarter of fiscal 2012 were $290.4 million compared with net sales of $234.5 million for the same quarter of fiscal 2011.  The Company reported net income of $23.3 million, or $0.97 per basic share, for the second quarter of fiscal 2012 compared with net income of $15.2 million, or $0.64 per basic share, for the second quarter of fiscal 2011.

For the first six months of fiscal 2012, net sales were $534.2 million compared with net sales of $424.9 million for the prior-year period.  The Company reported net income of $26.4 million, or $1.11 per basic share, for the first half of fiscal 2012 compared with net income of $19.9 million, or $0.84 per basic share, for the year-earlier period.

Dolph Baker, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with our results for the second quarter and the favorable trends in Cal-Maine’s business through the first half of fiscal 2012.  Our higher sales reflect strong seasonal retail demand for eggs as well as higher average selling prices.  We typically sell more eggs around the holidays and demand has been very good this fall with total dozen eggs sold up six percent compared with the same period last year.  Sales of specialty eggs, which have a higher selling price, accounted for approximately 23 percent of shell egg revenue for the quarter and over 16 percent of total dozens sold.  Value-added specialty eggs include nutritionally-enhanced, organic and cage free eggs, and represent a rapidly growing segment of the shell egg market as these products offer alternative choices for consumers with special preferences.

“Our production costs have been materially affected by our feed costs, which were up 20 percent compared with the second quarter of fiscal 2011.  Prices for corn and soybean meal, our primary feed ingredients, have continued to escalate this fiscal year.  However, we are pleased with the efficiency of our operations and our ability to absorb these higher costs and improve our profitability for the quarter.  While we have recently seen some easing in grain prices, we still expect our feed costs to be high and volatile for the rest of the fiscal year,” added Baker.

For the second quarter of fiscal 2012, Cal-Maine will pay a cash dividend of approximately $0.325 per share to holders of its common and Class A common stock.  The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable February 9, 2012, to shareholders of record on January 25, 2012.

Selected operating statistics for the second quarter of fiscal 2012 compared with the prior year period are shown below:

	13 Weeks Ended		26 Weeks Ended
	November 26, 2011	November 27, 2010	November 26, 2011	November 27, 2010

Dozen Eggs Sold (000)	218,132	206,038	426,228	400,024
Dozen Eggs Produced (000)	166,233	159,749	325,677	315,093

% Specialty Sales (dozen)	16.3%	15.5%	16.0%	15.2%

Net Average Selling Price (dozen)	$1.272	$1.090	$1.196	$1.012
Feed Cost (Dozen)	$0.465	$0.387	$0.474	$0.361

% Specialty Sales (dollars)	22.7%	23.0%	23.1%	24.1%

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Second Quarter Fiscal 2012 Results

December 27, 2011

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the market prices of shell eggs and feed costs, (iv) changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.  Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Second Quarter Fiscal 2012 Results

December 27, 2011

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	November 26,	November 27,	November 26,	November 27,
	2011	2010	2011	2010

Net sales	$290,369	$234,523	$534,211	$424,926
Gross profit	61,492	45,215	95,278	77,951
Operating income	35,673	22,783	41,630	30,824
Other income (expense)	335	(385)	(889)	(1,341)
Income before income taxes	36,008	22,398	40,741	29,483

Net income	$23,260	$15,186	$26,377	$19,949

Net income per common share:
Basic	$0.97	$0.64	$1.11	$0.84
Diluted	$0.97	$0.63	$1.10	$0.83

Weighted average shares outstanding:
Basic	23,871	23,853	23,869	23,848
Diluted	23,950	23,944	23,947	23,940

SUMMARY BALANCE SHEETS

	November 26, 2011	May 28, 2011
ASSETS
Cash and short-term investments	$200,144	$176,429
Receivables	88,109	62,790
Inventories	114,253	110,021
Prepaid expenses and other current assets	6,604	5,801
Current assets	409,110	355,041

Property, plant and equipment (net)	222,600	224,887
Other noncurrent assets	57,013	60,915
Total assets	$688,723	$640,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$104,493	$71,969
Current maturities of long-term debt	11,458	11,743
Deferred income taxes	25,228	23,770
Current liabilities	141,179	107,482

Long-term debt, less current maturities	70,215	76,418
Deferred income taxes and other liabilities	40,483	38,066
Stockholders' equity	436,846	418,877
Total liabilities and stockholders' equity	$688,723	$640,843

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